Exhibit 99.2

Aerkomm Prospectus Approved for Secondary Listing on Euronext Paris

Fremont, California, July 18, 2019 (PRNewswire) -- Aerkomm Inc. (OTCQX: AKOM; Euronext Paris: AKOM), a development stage service provider of in-flight entertainment and connectivity solutions for the airline industry, announced today that the French Autorité des Marchés Financiers (AMF) has granted on July 17, 2019 visa number 19-372 on the prospectus relating to the admission of Aerkomm’s common stock to listing and trading on the Professional Segment of the regulated market of Euronext Paris (“Euronext Paris”). The attention of investors is drawn to the risk factors described in the prospectus.

Aerkomm’s common stock is scheduled to begin trading on Euronext Paris on July 23, 2019 under the symbol “AKOM” and will be denominated in Euros on Euronext Paris. This listing will not alter Aerkomm’s share count, capital structure, or current stock-listings on the OTCQX, where it also trades under the symbol “AKOM.”

Jeffrey Wun, CEO of Aerkomm said, “We are pleased to be listing our shares on Euronext Paris. This listing will bring us closer to prospective customers of our in-flight entertainment and connectivity services in the European region and may allow us to broaden our base of shareholders. We are excited to reach this important milestone and look forward to raising awareness of Aerkomm’s business among potential customers and investors in the weeks and months ahead.”

Information available for consultation by the public

Copies of the prospectus, which received the AMF visa n° 19-372 on July 17, 2019 are available free of charge at Aerkomm’s registered office, as well as on the AMF website (www.amf-france.org) and on Aerkomm’s website at www.aerkomm.com.

About Aerkomm Inc.

Aerkomm Inc. (OTCQX: AKOM; Euronext Paris: AKOM), operating through its wholly owned subsidiary, Aircom Pacific, Inc., is a development stage service provider of in-flight entertainment and connectivity solutions for the airline industry. The Company strives to become a leading provider of a wide range of in-flight broadband entertainment and connectivity services, including Wi-Fi connectivity, cellular networks, movies, gaming, live television, and music. Aerkomm aims to reshape the market for in-flight entertainment and connectivity services by offering on-board connectivity to its airline partners and passengers for free, generating revenue through advertising and on-board transactions.

More information about Aerkomm is available at www.aerkomm.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Registration Statement on Form S-1 Post-Effective Amendment No. 3 filed with the Securities and Exchange Commission (SEC File No. 333-222208) on May 17, 2019, as declared effective on May 23, 2019 and the prospectus, which received the Autorité des Marchés Financiers visa n°19-372 on July 17, 2019. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Rose Zu

ICR Inc.

Rose.Zu@icrinc.com

+1 (646) 277-1287